EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


K-Sub, Inc.

L-Sub, Inc.

Readers Choice, Inc.

Magazine Marketing, Inc.

The Source - Canada Corp.

Mike Kessler and Associates, Inc.